Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”) is entered into and effective this 28th day of March, 2022 (the “Effective Date”) by and between iHeartMedia Management Services, Inc. (“iHMMS”) and iHeartMedia, Inc. (“iHeartMedia”, and together with iHMMS, the “Company”) and Robert W. Pittman (the “Employee”).

WHEREAS, iHeartMedia and the Employee entered into that certain amended employment agreement, dated January 13, 2014, as amended (collectively, the “Predecessor Employment Agreement”);

WHEREAS, the Company desires to continue to retain the services and employment of the Employee on behalf of the Company, and the Employee desires to continue his services and employment with the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, the Employee and the Company mutually desire to terminate and cancel the Predecessor Employment Agreement and, in connection therewith, to provide for the continued services and employment of the Employee by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on June 1, 2026 (the “Extended Term”). At the conclusion of the Extended Term, this Agreement shall automatically terminate, unless the parties mutually agree on or prior to March 1, 2026 to extend the term of the Agreement (in which case, all terms and conditions of this Agreement shall remain the same); provided, however, that the terms of this Agreement may be modified in accordance with Section 15. Notwithstanding the foregoing, the Employee’s employment may be earlier terminated in accordance with Section 5 hereof. The period of time between the Effective Date and the termination of this Agreement (including the Employee’s employment hereunder) shall be referred to herein as the “Employment Period” or “Term”.

2. TITLE AND EXCLUSIVE SERVICES.

(A) TITLE AND DUTIES. During the Employment Period, the Employee shall serve as Chief Executive Officer of the Company. The Employee will perform job duties, and have the authority, that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to the Board of Directors of iHeartMedia (the “Board”). In addition, during the Employment Period, the Company shall cause the Employee to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and the Employee’s term as director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if (A) any of the events constituting Cause (as defined below) have occurred and not been cured or (B) the Employee has issued a notice of termination of employment to the Board. While a member of the Board, the Employee shall serve as Chairman of the Board. The Employee may exercise discretion regarding the time and location for performance of his services. The Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(B) EXCLUSIVE SERVICES. The Employee will devote his substantial working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided that nothing herein shall preclude the Employee from (i) serving on the corporate, civic or charitable boards or committees listed on Exhibit A; (ii) with advance notice to the Board, participating (including as a board member) in educational, welfare, social, religious and civic organizations; (iii) with prior written approval of the Board from serving as a director of for profit entities; (iv) engaging in venture investing, and performing advisory services with respect to such investments, either individually or through entities formed with others for such purpose; and (v) such other activities that do not violate Section 4 hereof, in each case, as do not interfere or conflict with the Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the business of the Company.

3. COMPENSATION AND BENEFITS.

(A) BASE SALARY. The Employee shall be paid an annual salary of One Million and Five Hundred Thousand Dollars ($1,500,000) (as increased from time to time, “Base Salary”). The Base Salary shall be increased to One Million and Eight Hundred Thousand Dollars ($1,800,000), effective as of January 1, 2023. All payments of Base Salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate. Base Salary may be increased (but not decreased) from time to time by the Board or its Compensation Committee.

(B) PERFORMANCE BONUS. Effective for calendar year 2022 and for each calendar year during the Employment Period thereafter, the Employee shall be eligible to receive an annual cash performance bonus under the Company’s annual bonus plan as may be in effect from time to time, with a target value equal to (i) with respect to calendar year 2022, $3,400,000 and (ii) with respect to calendar year 2023 and each calendar year during the Employment Period thereafter, 2.25 multiplied by the Base Salary for the applicable year (in any case, the “Target Bonus”). The actual amount of such performance bonus shall be based upon the attainment of one or more pre-established performance goals set by the Compensation Committee of the Board in its sole discretion no later than March 31 of the applicable calendar year, following good faith consultation with the Employee. The payment of any such annual bonus, to the extent such annual bonus becomes payable, shall be subject to the Employee’s employment by the Company through December 31 of the calendar year to which the bonus relates, and shall be paid on the date on which annual bonuses are paid generally to the Company’s senior executives (but in no event later than March 15th of the calendar year following the calendar year in which such annual bonus relates).

(C) EMPLOYMENT BENEFIT PLANS. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

(D) AIRCRAFT USAGE. During the Term, the Company shall make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900 (the “Falcon”)) available for the Employee’s business and, subject to the limitations set forth in this Section 3(D), personal use. The Company will pay all costs associated with the provision of aircraft as described in this Section 3(D). To the extent the Employee maintains appropriate licenses and meets all applicable insurance requirements, the Company acknowledges and agrees that the Employee may pilot the Falcon or other aircraft made available pursuant to this Section 3(D) and will be named on any applicable insurance policies with liability limits equivalent to those in place as of the date of this Agreement. To the extent that the Falcon or another company aircraft is not available due to service or maintenance issues, the Company shall charter a comparable aircraft for Employee’s business and personal use, it being understood and agreed that the Employee shall not be permitted to pilot any aircraft so chartered. The Employee shall have the right to the use of such aircraft for travel that is not for Company business (including flights on which the Employee is not present), it being understood and agreed that the Employee shall not be restricted in the number of guests that may travel on either personal or business travel; provided that at all times (i) the total number of passengers shall not exceed the operating limitations for such flight as determined by the pilot-in-command and (ii) the number of available seats for guests shall be determined after the transportation needs of persons traveling on Company business shall be satisfied. Notwithstanding the generality of the foregoing, the Employee shall reimburse the Company to the extent that the Employee’s personal use of such aircraft exceeds $250,000 in the aggregate for the applicable calendar year during the Term (calculated by reference to the incremental cost to the Company that would be reportable with respect to the Employee in accordance with Item 402 of Regulation S-K, including any amendments or successor rules thereto). The Company shall impute income to the Employee for use of the aircraft as required by applicable tax law in accordance with the SIFL method and the Employee agrees that the Company may withhold all required taxes associated therewith from amounts otherwise payable to the Employee hereunder and, in the event such amounts are insufficient to satisfy the Company’s withholding obligations, to enter into other arrangements reasonably satisfactory to the Company to fund such taxes. The Employee shall have the right to approve the availability of the Falcon for use by Company personnel as shall be further reflected in any Company aircraft use policy. The Company will consider the Employee’s preferences when assigning the crew and service personnel to a flight operated by the Company but, as the party with operational control of the flight and in accordance with FAA requirements, the Company shall make the final decision in assigning crew to each flight operated by it and the charter company shall have sole and exclusive responsibility for assigning crew to the flights chartered by the Company for the Employee. Except as set forth herein, the Employee’s use of the aircraft shall be consistent with applicable Company policy, it being understood and agreed that such policies will not prohibit or restrict Employee’s personal use of the aircraft beyond the limitations imposed by this Section 3(D) or otherwise impose obligations or requirements that are inconsistent with this Section 3(D).

(E) CAR AND DRIVER. During the Term, the Company shall make a car and driver (which is expected to be a third party car service) available for the Employee’s business and personal use. The Company shall impute income to the Employee for use of such car and driver as required by applicable tax law in accordance with the SIFL method and the Employee agrees that the Company may withhold all required taxes associated therewith from amounts otherwise payable to the Employee hereunder and, in the event such amounts are insufficient to satisfy the Company’s withholding obligations, to enter into other arrangements reasonably satisfactory to the Company to fund such taxes.

(F) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. The Company shall promptly pay or reimburse the Employee for the reasonable legal fees incurred by the Employee in connection with negotiating this Agreement.

(G) SIGN-ON EQUITY AWARD. Subject to approval by the Board or its Compensation Committee, iHeartMedia shall grant to the Employee on the Effective Date a performance-based restricted stock unit award covering shares of its Class A common stock with a grant-date fair value equal to $6,500,000 (collectively, the “Sign-On PSU Award”). The terms and conditions of the Sign-On PSU Award are set forth in a separate award agreement in the form attached hereto as Exhibit B (the “Sign-On PSU Award Agreement”). Except as otherwise specifically provided in this Agreement, the Sign-On PSU Award shall be governed in all respects by the terms and conditions of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (the “Plan”) and the Sign-On PSU Award Agreement.

(H) ANNUAL EQUITY AWARD. For each calendar year during the Employment Period, beginning in calendar year 2022, it is the present expectation that iHeartMedia shall grant to the Employee an annual equity-based compensation award covering shares of iHeartMedia’s Class A common stock with a target aggregate grant-date fair value equal to $8,000,000 (the “Annual Equity Award”), and that 50% of the total Annual Equity Award grant-date fair value shall vest based on the Employee’s continued service with the Company, and the remaining 50% of the total Annual Equity Award grant-date fair value shall vest based on achievement of performance goals and continued service. Notwithstanding the generality of the foregoing, the Board (or its Compensation Committee) shall determine in its sole discretion whether to grant an Annual Equity Award to the Employee, and if the Board (or its Compensation Committee) so determines, the amount and terms and conditions applicable to any Annual Equity Award (which terms and conditions shall be no less favorable than those provided in annual equity awards granted to other senior executives of iHeartMedia), and the terms and conditions of the Annual Equity Awards shall be set forth in separate award agreements to be entered into by the Employee and iHeartMedia, which shall provide for accelerated vesting upon a Qualifying Termination that occurs on or following a Change in Control (as defined in the Plan), subject to (i) the Employee signing and returning (and not revoking) the Release (as defined below) by the sixtieth (60th) day following the date of termination and (ii) the Employee’s continued compliance in all material respects with the restrictive covenants set forth in Section 4; provided, that the Company shall provide the Employee with written notice of any breach thereof, and the Employee will have no less than 30 days to cure such breach, to the extent curable. Except as otherwise specifically provided in this Agreement, each Annual Equity Award shall be governed in all respects by the terms and conditions of the Plan and the applicable award agreement.

4. RESTRICTIVE COVENANTS.

(A) PROPRIETARY INFORMATION. The Employee recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the Company and its subsidiaries. As a result, both during the Term and thereafter, the Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its subsidiaries, any non-public confidential, proprietary, business and technical information or trade secrets of the Company or any affiliate thereof (the “Proprietary Information”) revealed, obtained or developed in the course of his current or prior engagement with the Company, any of its subsidiaries or any predecessor companies thereof. Proprietary Information shall include, but shall not be limited to the following: the intangible personal property; technical information, including research design, results, techniques and processes; computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts, layouts, flowcharts and specifications; know-how; any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee’s duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, architecture and interfaces; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, “Proprietary Information” shall include all information and materials received by the Company, any of its subsidiaries or the Employee from a third party subject to an obligation of confidentiality and/or non-disclosure of which the Employee is aware. Nothing contained herein shall restrict the Employee’s ability to make such disclosures during the Term as the Employee reasonably determines are appropriate in the exercise of his business judgment as Chief Executive Officer of the Company or as may be necessary to the effective and efficient discharge of the duties required hereunder; to seek legal advice; or as such disclosures may be required by law or as determined by counsel to the Company. Furthermore, nothing contained herein shall restrict the Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this Agreement. Failure by any of the Company or its subsidiaries to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

(B) NONCOMPETITION. The Employee acknowledges that the Employee’s services for the Company are of a unique nature and are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Term and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any “Competitor” (as defined in Exhibit C) engaged in a “Competitive Business” (as defined below) in any locale of any country in which the Company conducts business. Nothing in this Section 4(B) shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor engaged in a Competitive Business, so long as the Employee has no active participation in the business of such Competitor. As used herein, the term “Competitive Business” shall mean the business activities of the Company and the Company’s subsidiaries and affiliates as presently conducted, as conducted at any time during the Term, or (to the knowledge of Employee) as planned to be conducted by the Company or the Company’s subsidiaries or affiliates on the date of termination of the Term. Notwithstanding anything set forth in this Section 4(B) to the contrary, the Employee shall not be prohibited from becoming employed by an Eligible Entity (as defined below) so long as the Employee does not provide any strategic, day-to-day operational, or other direct services to any business unit of such Eligible Entity that is a Competitive Business. For this purpose, an “Eligible Entity” is an entity that has multiple business lines, one of which is a Competitive Business, so long as the Competitive Business represents less than fifteen percent (15%) of the revenue generated by the entity of which the business unit is a part.

(C) NONSOLICITATION; NONINTERFERENCE. During the Term and for a period of eighteen (18) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s performance of his services to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates (other than the Employee’s executive assistants) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 4(C) while so employed or retained and for a period of six (6) months thereafter. This Section 4(C) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities; by sales of advertising or similar products to customers of the Company except as would violate Section 4(B); or by the Employee serving as a reference.

(D) NONDISPARAGEMENT. The Employee agrees while employed by the Company and for three years thereafter, other than in the good faith performance of his duties to the Company, not to disparage the Company or its affiliates or individuals whom Employee knows are its or their officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company shall not, and it shall direct the executive officers and directors of the Company to not, directly or indirectly, while Employee is employed by the Company and for three years thereafter, disparage the Employee in a manner likely to be harmful to him or his business or personal reputation. The foregoing shall not be violated by truthful statements, including statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or rebuttal of statements of others or normal competitive types of statements that are not derogatory in nature.

(E) ENFORCEMENT. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. In the event of any material violation of the provisions of this Section 4, the parties acknowledge and agree that the applicable post-termination restriction contained in this Section 4 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(F) REMEDIES. The parties acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. It is also agreed that the Company’s subsidiaries will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation, pursuant to this Section 4.

(G) FORFEITURE. In the event of a final judgment by a court of competent jurisdiction that the Employee has materially breached any of the provisions of this Section 4, the Employee shall forfeit the right to receive any further benefits (other than the rights under Section 11 hereof) under this Agreement, but only after any and all permissible appeals from said final judgment have been taken and adjudicated (or the deadline for such appeals has elapsed without such appeals having been taken).

5. TERMINATION. The Employee’s employment with the Company may be terminated under the following circumstances:

(A) DEATH. The Employee’s employment with the Company shall immediately terminate upon his death.

(B) DISABILITY. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee has been unable to perform his duties under this Agreement on a full-time basis for more than 180 days in any 12 month period, as determined by the Company.

(C) TERMINATION BY THE COMPANY. The Company may terminate the Employee’s employment without Cause, subject to the severance obligations in Section 6(C). The Company may also terminate his employment for Cause. A termination for “Cause” must be for one or more of the following reasons, as determined by the Board reasonably and in good faith: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives consistent with Employee’s job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (iv) a criminal conviction of, or a plea of nolo contendere by, the Employee for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (v) a material breach by the Employee of any of the provisions of this Agreement; or (vi) a material violation by the Employee of the Company’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (i), (iii), (v) or (vi) unless Employee has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and Employee fails to cure or remedy such act, omission, or circumstances within fifteen (15) business days after receipt of such notice.

(D) TERMINATION BY EMPLOYEE WITH GOOD REASON. The Employee may also terminate this Agreement at any time with “Good Reason,” which is defined as one of the following: (i) a repeated willful failure of Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; (ii) a substantial and adverse change in the Employee’s positions, material duties, responsibilities, or authority (including, without limitation, (x) the Employee ceasing to serve as the chief executive officer of a publicly traded company within the Company’s affiliated group or (y) the Company becoming a “controlled company” within the meaning of the rules of the stock exchange on which its shares trade) or (iii) a material reduction in the Employee’s base salary or performance bonus opportunity. If the Employee elects to terminate this Agreement with “Good Reason” as described above in this paragraph, the Employee must provide the Company written notice within thirty (30) days of the occurrence of Good Reason, after which the Company shall have fifteen (15) business days within which to cure. If in spite of the Company’s efforts to cure, the Employee still elects to terminate this Agreement, he must terminate employment within ten (10) days after the end of the cure period. Nothing in this Agreement is intended to prevent, or limit, Employee from terminating his employment or this Agreement without Good Reason.

(E) TERMINATION BY EMPLOYEE DUE TO RETIREMENT. The Employee may terminate his employment with the Company due to a “Retirement Termination”, which is defined as a termination of employment due to retirement on or following June 1, 2026; provided, however, that the Employee must provide at least 60 days’ written notice of his anticipated retirement.

(F) CERTAIN DEFINITIONS.

(i) DEATH/DISABILITY TERMINATION. For purposes of this Agreement, a “Death/Disability Termination” is defined as a termination of the Employee’s employment with the Company (i) due to the Employee’s death pursuant to Section 5(A) or (ii) due to the Employee’s disability pursuant to Section 5(B), provided that to the extent necessary to comply with Section 409A (as defined in Section 14) in order to avoid an additional tax being imposed on the Employee under Section 409A, such disability constitutes a “disability” within the meaning of Section 409A and the regulations thereunder.

(ii) QUALIFYING TERMINATION. For purposes of this Agreement, a “Qualifying Termination” is defined as a termination of the Employee’s employment with the Company (i) by the Employee with Good Reason pursuant to Section 5(D) or (ii) by the Company without Cause pursuant to Section 5(C).

6. COMPENSATION UPON TERMINATION.

(A) DEATH OR DISABILITY. If the Employee’s employment with the Company terminates due to the Employee’s death pursuant to Section 5(A) or due to the Employee’s disability pursuant to Section 5(B), the Company will pay to the Employee or, in the event of the Employee’s death, such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, (i) within 45 days of said termination (or such earlier date as may be required by applicable law), a lump sum amount equal to the Employee’s accrued and unpaid Base Salary; (ii) any earned but unpaid performance bonus pursuant to Section 3(B) for a previous year, with any such bonus to be paid when such bonus would otherwise be paid (an “Earned Bonus”); (iii) the Employee’s prorated performance bonus set forth in Section 3(B), if any, based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that the Employee is employed by the Company and the denominator of which is 365) and payable at the same time bonuses for such year are paid to other senior executives of the Company (a “Prorated Performance Bonus”); and (iv) any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If the Employee or his estate has signed and returned (and has not revoked) a severance agreement and general release of claims substantially in the form annexed hereto as Exhibit D (such an agreement and release, the “Release”) by the sixtieth (60th) day following the Employee’s date of termination, the Company will pay the Employee or his estate on a monthly basis an additional amount equal to all COBRA premium payments paid by Employee or his estate for continuation of healthcare coverage during the 18-month period following the Employee’s date of termination; provided that no payments hereunder shall be made until the 60th day following the Employee’s date of termination (with the first payment including all amounts that would otherwise have been made prior to such date) and payments hereunder shall not be made, and the Employee and his estate shall forfeit any right to such payments, if the Employee or his estate revokes, or attempts to revoke, the Release.

(B) TERMINATION BY THE COMPANY FOR CAUSE. If the Employee’s employment with the Company is terminated by the Company for Cause pursuant to Section 5(C), the Company will (i) within 45 days of said termination (or such earlier date as may be required by applicable law), pay in a lump sum amount to the Employee his accrued and unpaid Base Salary and (ii) pay or provide in accordance with their terms any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(C) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EMPLOYEE WITH GOOD REASON. If the Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 5(C), the Employment Period (and the Employee’s employment) shall end on a date to be determined by Company, or if the Employee’s employment with the Company is terminated by the Employee with Good Reason pursuant to Section 5(D), the Company will, within 45 days of said termination (or such earlier date as may be required by applicable law), pay in a lump sum amount to the Employee his accrued and unpaid Base Salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if the Employee has signed and returned (and has not revoked) the Release by the sixtieth

(60th) day following the Employee’s date of termination, the Company will (i) pay to the Employee, in periodic ratable installment payments twice per month over a period of two years following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, an aggregate amount equal to two times the sum of the Employee’s Base Salary and Target Bonus, (ii) reimburse the Employee for all COBRA premium payments paid by Employee for continuation of healthcare coverage during the 18-month period following the Employee’s date of termination, and (iii) pay to the Employee a Prorated Performance Bonus; provided that no payments hereunder shall be made until the 60th day following the Employee’s date of termination (with the first payment including all amounts that would otherwise have been made prior to such date) and payments hereunder shall not be made, and the Employee shall forfeit any right to such payments, if the Employee revokes, or attempts to revoke, the Release.

(D) TERMINATION BY THE EMPLOYEE WITHOUT GOOD REASON. If the Employee’s employment with the Company is terminated by the Employee without Good Reason, then Employee’s employment shall end on the date set forth in Employee’s notice of resignation or such earlier date as is determined by Company and the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid Base Salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan or policy or any equity award agreement (according to the terms of such plans and policies).

(E) RETIREMENT TERMINATION. If the Employee’s employment ends by reason of a Retirement Termination, then Employee’s employment shall end on the date set forth in Employee’s notice of retirement, or such earlier date as is determined by Company and (i) the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid Base Salary, any Earned Bonus and any payments to which he may be entitled under any applicable employee benefit plan or policy or any equity award agreement (according to the terms of such plans and policies) and (ii) the Employee will remain eligible to receive the Prorated Performance Bonus with respect to calendar year 2026, which the Company will pay to the Employee no later than March 15, 2027.

(F) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Sections 6(A) through 6(E) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement (including Section 3), the Sign-On PSU Award Agreement or any equity award agreement evidencing an Annual Equity Award, or as required under any employee benefit or written equity plan, program or arrangement, provided that such compliance will not adversely affect or alter the Employee’s rights under any indemnification or D&O arrangement, employee benefit or written equity plan, program or arrangement of the Company in which the Employee has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(G) CERTAIN ADDITIONAL PAYMENTS.

(i) BEST PAY CAP. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee or paid on the Employee’s behalf (including any payment or benefit received in connection with a termination of the Employee’s employment, whether pursuant to the terms of this Agreement, any other plan, arrangement or agreement or otherwise) (all such payments and benefits, including the payments and benefits under this Section 6, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may be imposed by any taxing authority) (such excise tax or similar tax, the “Excise Tax”), then the Total Payments shall be reduced solely to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income or payroll taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local or payroll income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction is to occur pursuant to this Section 6(G)(i), unless an affirmative election by the Employee is permitted by (such that it would not result in taxation under) Section 409A, the reduction to the Total Payments shall be implemented in the following order: (i) cash severance payments under this Agreement; (ii) accelerated vesting of any equity-based awards; (iii) non-cash benefits under this Agreement; and (iv) any other payments or benefits under this Agreement or otherwise. If no reduction is to occur pursuant to this Section 6(G)(i), the Total Payments shall be delivered and paid to the Employee in full.

(ii) CERTAIN EXCLUSIONS. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm and/or tax counsel appointed or engaged by the Company with the Employee’s prior written consent prior to any change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 – 29) (the “Independent Advisors”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G of the Code. In the event that the Independent Advisors are serving as accountants, auditors or counsel for the individual, entity or group effecting the change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 – 29), the Company shall appoint another nationally recognized accounting firm and/or tax counsel to make the determinations hereunder (which firms shall then be referred to as the “Independent Advisors” hereunder). All determinations hereunder shall be made by the Independent Advisors, who shall provide detailed supporting calculations both to the Company and the Employee at such time as it is requested by the Company or the Employee. The determination of the Independent Advisors shall be final and binding upon the Company and the Employee. The Company shall be responsible for all charges for the Independent Advisors. The Company and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(G).

(iii) MITIGATION OF EXCISE TAX. Notwithstanding anything contained in this Agreement or any other agreement between the Employee and the Company or any of its subsidiaries to the contrary, the Employee and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Employee would otherwise be entitled to receive pursuant to this Agreement or any such other plan, arrangement or agreement will be “parachute payments” as defined in Section 280G(b)(2) of the Code and shall cooperate with each other to mitigate the impact of the Excise Tax and any potential reduction to payments or benefits provided under this Agreement, any other plan, arrangement or agreement or otherwise.

(H) NONQUALIFIED DEFERRED COMPENSATION. To the extent that the payment of any amount under this Section 6 constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first sixty (60) days following termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any amounts to which the Employee is entitled under this Section 6 that constitute “non-qualified deferred compensation” under Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Employee’s date of termination and (ii) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Section 409A.

7. PARTIES BENEFITED; ASSIGNMENTS; SURVIVAL. This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution. The provisions of Sections 4-17 shall survive any termination of the Term or this Agreement.

8. NOTICES. Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to the Company’s Executive Vice President, General Counsel and Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. If to the Employee, the notice will be sent to the Employee’s last known address within the Company’s records. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

9. DEFINITION OF COMPANY. As used in this Agreement, the term “Company” shall include any of its or their present and future divisions, operating companies, subsidiaries and affiliates.

10. LITIGATION AND REGULATORY COOPERATION. During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. For the avoidance of doubt, Employee’s performance under this paragraph will be at times convenient to the Employee, and Employee will not be expected to alter personal or other business travel or engagements in order to meet said obligations. The Company will provide private air travel to the Employee in connection with his performance under this paragraph and will reimburse the Employee for all reasonable costs and expenses incurred in connection thereto, including, but not limited to, reasonable attorneys’ fees and costs.

11. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES. The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject, to the extent required by applicable law, to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise or benefit or equity plan as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment and for six (6) years thereafter for the benefit of the Employee (in his capacity as an officer of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof or, if greater, hereafter; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not commercially available. The foregoing shall not affect Employee’s right to indemnification and insurance coverage with regard to his prior service as a director of the Company and other entities in the Company.

12. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (i) submits in any proceeding relating to this Agreement or the Employee’s services to the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (ii) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s services to the Company or any affiliate of the Company, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (iv) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 8 hereof (or to such other address as the Employee may have on file with the Company’s records), and (v) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

13. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder.

14. SECTION 409A COMPLIANCE.

(A) It is the intent of the Company and the Employee that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A of the Code and applicable regulations and guidance thereunder (collectively, “Section 409A”) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A.

(B) Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(C) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(D) For purposes of Section 409A, the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

15. MISCELLANEOUS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof, including, without limitation, the Predecessor Employment Agreement. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date set forth below:

Date:	3/28/2022	IHEARTMEDIA, INC.

		By:	/s/ Jordan R. Fasbender
		Name:	Jordan R. Fasbender
		Title:	Executive Vice President, General Counsel and Secretary

Date:	3/28/2022	IHEARTMEDIA MANAGEMENT SERVICES, INC.

		By:	/s/ Jordan R. Fasbender
		Name:	Jordan R. Fasbender
		Title:	Executive Vice President, General Counsel and Secretary

Date:	3/28/2022	ROBERT W. PITTMAN

/s/ Robert W. Pittman

Robert W. Pittman Employment Agreement Signature Page

Exhibit B

Sign-On PSU Award Agreement

[SEE EXHIBIT 10.3]

Exhibit D

General Release

I, Robert W. Pittman, in consideration of and subject to the performance by iHeartMedia Management Services, Inc. and iHeartMedia, Inc. (together with their affiliates and subsidiaries, the “Company”), of its other obligations under the Second Amended and Restated Employment Agreement effective March 28, 2022 (the “Agreement”) and of its obligations under my equity awards (including pursuant to the Sign-On PSU Award Agreement, as defined in the Agreement), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present and former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand and acknowledge that the payments or benefits paid or granted to me under Section 6 of the Agreement (other than the accrued salary and accrued obligations), even if only one, and/or pursuant to any equity award agreement (including the Sign-On PSU Award Agreement, as defined in the Agreement) represent, in whole or in part, adequate and independent consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 6 of the Agreement or pursuant to any equity award agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income

Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above. I affirm that, aside from benefits to which I may be entitled pursuant to Section 6 of the Agreement or pursuant to any equity award agreement, I have been paid for and/or has received all compensation, wages, bonuses, commissions, benefits, and/or other amounts to which I may be entitled as of the date of my separation from Company.

4. Notwithstanding anything to the contrary, I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). In addition, I acknowledge that (A) notwithstanding anything in this General Release to the contrary, nothing contained in this Release shall prohibit me from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to my attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding and (B) pursuant to 18 USC Section 1833(b), (1) I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) I acknowledge that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative

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charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any rights under the Agreement, including but not limited to the accrued salary and accrued obligations or any severance benefits (including any equity acceleration) to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Agreement, the Company’s organizational documents or otherwise, (iii) my vested economic rights under my outstanding equity incentive awards, including but not limited to my rights to accelerated vesting, or (iv) my rights to enforce the terms of this General Release. For the avoidance of doubt, the foregoing shall not be included in “Claims” as defined above.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 5(ii) above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties with respect to any Claim, I will repay or forfeit all severance benefits provided to me under the Agreement (including any accelerated equity awards) and that any such forfeiture shall not affect Company’s right to enforce the provisions of Section 4 of the Agreement.

9. I hereby acknowledge that Sections 4 through 15 of the Agreement shall survive my execution of this General Release.

10. I represent that, other than any claims specifically and expressly disclosed to the Company, I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it, but nonetheless, still release such unknown claims.

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11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach, act or omission by the Company or by any Released Party relating to the Agreement or any equity agreements after the date hereof.

12. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT BY NOTIFYING IN WRITING THE EVP, GENERAL COUNSEL, AS OUTLINED IN THE AGREEMENT, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

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(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

Robert W. Pittman

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